11.0 COMPUTATION OF EARNINGS PER SHARE


Statement Regarding Computation of Earnings Per Share for
the Six Months Ended March 31, 1998
                    (unaudited)
                                         1998
Basic:                                   ----
      Net income                       $ 147,650
      Weighted average
      number of shares                   369,049
      Basic earnings
      per share                          $ 0.40


Diluted:
      Net income                       $ 147,650
      Weighted average
      number of shares                   369,049
      Basic earnings
      per share                          $ 0.40

Note: Net earnings per share are computed based upon the weighted average common equivalent shares outstanding for periods subsequent to the Bank's conversion to a stock savings bank on March 25, 1997. Net earnings per share for the six months ended March 31, 1997, are not meaningful.